Form LM-10 Reporting Obligations

Policy

Under regulations promulgated by the US Department of Labor Western Asset must file a Form LM-10, a public report that requires the disclosure of certain gifts or payments to unions or union officials. Western Asset is required to track and report on Form LM-10 all payments, gifts, loans, or other financial arrangements made to unions and their officers, agents, shop stewards, employees or other representatives and union-appointed trustees of Taft-Hartley plans (covered persons) that aggregate (on an annual basis) over $250.00.

The DOL has included a de minimis exception under the LM-10 reporting obligation. Gifts that are otherwise reportable need not be reported if they are: (i) sporadic or occasional gifts, gratuities, or favors of insubstantial value (defined as having an aggregate value of $250.00 or less from a single employer to a single union or union official in a fiscal year, and (ii) given under circumstances and terms unrelated to the recipients’ status in a labor organization.

Western Asset’s Client Service employees may entertain and may provide gifts to covered persons. These employees must log and report such payments and gifts and have been briefed by the Legal and Compliance Department regarding their LM-10 reporting obligations.

Procedure

If required, the Regulatory Affairs Group of the Legal and Compliance Department will file the Firm’s LM-10 report by or before 90 days after the fiscal year end. Impacted Client Service employees shall be identified and shall be advised to keep copies of relevant records or ensure that others (such as the Travel and Expense Management Group) receive sufficient information regarding relevant expenditures relating to Taft-Hartley plans. In addition to gathering information from the Client Service employees, Regulatory Affairs staf will request the employees’ expense reports for the relevant period and will review them to ensure that no items have been inadvertently omitted from the Client Service employees’ documentation. Regulatory Affairs staf will also verify with Corporate Finance and Office Services whether any Taft-Hartley clients attended any Western Asset-sponsored events and, is so, will allocate associated expenses accordingly.

Records must be maintained for 5 years and must include sufficient information to verify the accuracy and completeness of any LM-10 reports filed with the DOL.

Additional Regulatory Filings

Background

As a fixed-income manager, Western Asset has few filing requirements under Section 13 of the Securities Exchange Act of 1934 (the Act). Additionally, as investment adviser for certain closed-end funds, Western Asset is obligated to make filings on behalf of certain staf members deemed to be insiders pursuant to the definitions contained under Section 16 of the Act.

Additionally, pursuant to regulations promulgated by the US Treasury Department, Western Asset is required to file from time to time large position reports with the Office of Public Debt (OPD). OPD issues public notices calling for Large Position Reports from those entities whose reportable position in Treasury Notes of a particular date equals or exceeds $2 billion. The OPD posts the notices on their website and sends them via email to impacted entities.

SECTION 13

Policy

The Legal and Compliance Department in coordination with the Legg Mason Legal and Compliance Department is responsible for monitoring any preparing required filings.

Section 13(d) and 13(g) require filing with the Securities and Exchange Commission (SEC) if the Firm, on behalf of its clients, becomes the beneficial owner of more than five (5) percent of a class of a company’s equity securities.

Rule 13f-1 requires an investment manager which exercises discretion over accounts having an aggregate fair market value of at least $100 million of 13(f) securities to file a form with the SEC within 45 days after the last day of each calendar quarter. The Legal and Compliance Department coordinates 13f filings with the Legg Mason Legal and Compliance Department.

Section 13(f) securities are equity securities of a class described in Section 13(d)(1) of the Act that are admitted to trading on a national securities exchange or quoted on the automated quotation system of a registered securities association. In determining what classes of securities are section 13(f) securities, an institutional investment manager may rely on the most recent list of such securities published by the SEC pursuant to Section 13(f) (3) of the Act.

Procedure

All Section 13 filings are made by the Legg Mason Legal and Compliance Department based on information provided to them on a monthly basis by Western Asset Compliance Officers. Portfolio Compliance monitors the Firm’s exposure to equity securities (i.e., ownership levels) on a monthly basis. If the Firm’s ownership level of a class of equity securities for an issuer reaches 3.5% or an equity security is listed on the 13(f) security list published by the SEC, notification is provided to Legg Mason’s Legal and Compliance Group.

SECTION 16

Policy

Insiders must pre-clear all transactions in those closed-end funds for which they have been deemed insiders. Additionally, insiders are obligated to make filings regarding their transactions in the funds with the SEC within 48 hours of the trade.

Western Asset will work with the Fund’s Counsel to prepare a list of the reporting persons of a fund. Listed below are the guidelines relied upon to ascertain which individuals are required to file reports under Section 16 of the 1934 Act and Section 30(h):

•	directors of a fund, including emeritus directors who continue to attend board meetings, assist in policy formation, and have access to confidential information about the fund’s affairs;

•	members of a fund’s advisory board;

•	the fund president, principal financial officer, principal accounting officer (or, if none, the controller), any vice president of the fund, any other officer of the fund who performs a policy-making function, and any other person who performs similar policy making functions for the fund;

•	the investment adviser of a fund; and

•	certain affiliated persons of the investment adviser of the fund including, without limitation, (i) all directors of the investment adviser, (ii) those officers of the investment adviser that perform a policy-making function in connection with the adviser’s management of the fund or whose duties and responsibilities provide them with access to confidential information about the fund, (iii) persons holding 5% of more of the outstanding voting securities of the investment adviser; (iv) persons of which the investment adviser holds 5% or more of the outstanding voting securities; and (v) persons directly or indirectly controlling, controlled by, or under common control with the investment adviser.

Procedure

Western Asset has, in conjunction with outside counsel, determined who among the staf should be deemed an insider for purposes of Section 16 reporting purposes. Staf members who have been designated as insiders for Western Asset managed closed-end funds are required to pre-clear any transactions in those securities prior to execution and must report to the Legal and Compliance Department or directly to the Legg Mason Legal and Compliance Department, the number of shares purchased or sold, price paid, and date of execution of the transaction for which a Section 16 filing must be made. The Legg Mason Legal and Compliance Department will file the necessary forms for the individual with the Securities Exchange Commission. (A Power of Attorney on file for all insiders permits such filings to be made on their behalf.) In addition, Section 16 requires an insider to forfeit to the fund any profit realized from any purchase and sale or any sale and purchase of fund shares within any period of less than six months. Under Section 16, holding periods operate on a last in, first out methodology, so the six month holding period for all holdings re-sets with each new purchase.

FORM PF REPORTING OBLIGATIONS

Under Rule 204(b)-1 of the Advisers Act, Western Asset is required to file the Form PF as a registered investment adviser that has at least $150 million regulatory assets under management attributable to private funds on a quarterly basis.

PROCEDURE

Western Asset’s IT department (with significant input from other relevant departments) will file quarterly Form PF reports on a timely basis.

Business Continuity

Background

In order for Western Asset to continue to comply with its fiduciary duty to its clients and in order to address the business risk associated with significant events, Western Asset has developed a Business Continuity Program (BCP), which includes both business continuity and disaster recovery segments.

Western Asset’s Business Continuity Plan (BCP) is designed to address all business disruptions, including loss of power, loss of facility, loss of key employees, loss of network, loss of critical IT systems, and loss of critical vendors. The BCP is expected to minimize downtime by providing a framework for restoring mission critical processes and systems within minimum acceptable recovery time requirements.

Policy

Under the direction of the Business Continuity Committee, Western Asset’s Business Continuity Plan is maintained by the Firm’s Business Continuity Management group and updated on a regular basis and no less than annually, seeks to ensure that it meets minimum business requirements.

Each Western Asset department is responsible for updating and maintaining their respective section of the Firm’s Plan. The Plan’s system recovery component is tested at least annually with testing and results being documented and reported to the Business Continuity Committee and the Operations Committee who is responsible for all operational aspects of the Firm.

Procedure

Process for updating and maintaining enterprise wide BCP

1.	Business Continuity Management (BCM)

2.	BCM is a member of the Business Continuity Committee (BCC), which meets regularly and is responsible for the formulation of Business Resilience and Disaster Recovery strategies for all offices of Western Asset. The BCC recommends those strategies and requisite resources to the appropriate committees for ratification and/or further investigation. The BCC will then oversee implementation of approved strategies

3.	BCM conducts annual enterprise wide BCP review and enhancement meetings

4.	Quarterly review and update of the IMT Crisis Management Plan

5.	Distribute hard copy updates to BCC members as necessary

6.	Coordinate Business Unit team leads’ quarterly review and maintenance of departmental BCPs

7.	Conduct Business Unit meetings to discuss Business Continuity preparedness

8.	Coordinates all Business Continuity testing activities

9.	Update COMPASS Disaster Recovery/Business Continuity information

Business	Unit Responsibilities

1.	Conducts annual reviews and updates of the Business Units’ Business Impact Analysis (BIA)

2.	Conducts quarterly reviews and updates of the Business Units’ BCP

3.	Distribute updated hard copies to BCP Team members as necessary

4.	Advise BCP Coordinator when Business Unit updates are complete

5.	BCP Coordinator conducts annual BCP review and enhancement meetings

6.	Participates in all Business Continuity Testing activities

A simulation will occur on an annual basis that involves an exercise which validates components of the Business Continuity Plan and Disaster Recovery Plan.

Process for updating OfSite Business Unit Disaster Recovery Boxes stored at the SunGard Cypress recovery facility.

In an emergency, Office Services will retrieve and deliver all Of Site Business Unit Boxes to the designated recovery location.

BCM

1.	Office Services will retrieve Business Unit boxes from storage

2.	Office Services will maintain the Incident Management Team (IMT) box contents and all required Disaster Recovery Office Supplies

Business Unit Responsibilities:

1.	Update OfSite Box, quarterly or as business requirements dictate

2.	Team Leads should assign a team member to keep the Business Unit’s Team Box information up-to-date

Business Units will be responsible for updating any stale information and or data, and updating the box contents per their business requirements. Business Unit Team Box updates must be completed and returned to the SunGard Cypress recovery facility within three days of retrieval and cannot be left in the office over a weekend. Office Services will coordinate the transportation of the boxes to and from the SunGard Cypress recovery facility.

Copyright Considerations

Background

Copyright laws protect original works of authorship by allowing the author exclusive rights of ownership and reproduction. Below is a list of items that may be copyrighted material:

•	Newspaper articles

•	Magazine articles

•	Research reports

•	Internet pages

•	Login IDs, software programs, and databases

•	TV and radio programs

•	Photographs

•	Training materials

•	Manuals

Photocopying, scanning to a write protected file (a .pdf), downloading to a computer, copying to a disk, CD, or DVD, retyping all (or substantially all) of a work, excessive use of quotations from a copyrighted work, may be considered copying under the copyright laws.

Providing a paper photocopy, distributing via electronic mail, providing copied disk, CD or DVD, forwarding a file received via electronic mail may be considered unauthorized distributing under the copyright laws.

It is frequently assumed that in order to have copyright protection, materials must bear a copyright “©” legend. This is not true.

Policy

It is the Firm’s policy that no copyright protected materials may be copied, either via hard copy or electronically, absent the prior written permission of the author or publisher. While it can be difficult to tell whether a particular item is legally protected, employees should err on the side of caution and understand that any materials that are purchased are more than likely protected. Legal risks associated with forwarding or duplicating copyrighted materials are significant. Copyrighted material may only be distributed if verification has been obtained to verify that the distribution/use of the material is authorized.

Procedure

If an employee wishes to copy or distribute material that may be copyrighted material, the employee must first verify if the copying or distribution is authorized. Employees may obtain authorization through the purchase of a license to copy or distribute.

The Firm’s parent company, Legg Mason, has acquired two licenses from the Copyright Clearance Center (CCC): (i) a Photocopying License; and (ii) an Electronic Distribution License. The licenses provide limited rights to copy and electronically distribute portions of certain materials internally only.

To determine if a work is authorized for copying or distribution under the licenses with the CCC, Western Asset employees should search CCC’s title catalog on the CCC website at www.copyright.com. When consulting the CCC website, note that the specific license held by the Firm is the Multinational Copyright License that includes the digital component. The CCC license may contain specific limitations on use or distribution of particular content. If the material is not covered by the CCC licenses or the limitations set forth in the license, the Legal and Compliance Department should be notified and they will work with respective parties to obtain the necessary authorization to copy or distribute the material. Employees must retain copies of authorizations that are not covered by the CCC licenses.

All questions regarding the above should be directed to the Legal and Compliance Department.

COMPASS

Policy

All links to websites located on COMPASS will need to be accessed using an employee’s individual password where one is required to access the site. Unless otherwise permitted, no sharing or posting of passwords is permitted.

On a separate but related note, each department is responsible for ensuring content is screened prior to posting on COMPASS. If there are any questions with regard to the appropriateness of the content to be posted, please contact the Legal and Compliance Department for guidance.

Western Asset Code of Ethics

Western Asset Income Fund

Western Asset Management Company

Western Asset Management Company Limited

Western Asset Management Company Pte. Ltd.

Western Asset Funds, Inc.

Western Asset Premier Bond Fund

Western Asset/Claymore Inflation-Linked Securities & Income Fund

Western Asset/Claymore Inflation-Linked Opportunities & Income Fund

Revised January 1, 2016

I.	What are the Objectives and Spirit of the Code?

A.	Adoption of Code of Ethics by Western Asset and the Funds: Western Asset Management Company, Western Asset Management Company Pte. Ltd. and Western Asset Management Company Limited (referred to generally as Western Asset) act as fiduciaries and, as such, are entrusted to act in the best interests of all clients, including investment companies. Accordingly, Western Asset has adopted this Code of Ethics in order to ensure that employees uphold their fiduciary obligations and to place the interests of clients, including the Funds, before their own.

In addition, Western Asset Income Fund, Western Asset Premier Bond Fund, Western Asset Funds, Inc., Western Asset/Claymore Inflation-Linked Securities & Income Fund and Western Asset/Claymore Inflation-Linked Opportunities & Income Fund (referred to generally as the Funds) have also adopted this Code of Ethics in order to ensure that persons associated with the Funds, including Directors/Trustees (Directors), honor their fiduciary commitment to place the interests of the Funds before their own.

B.	Regulatory Requirement: The Investment Company Act of 1940 requires each investment company (i.e., the Funds), as well as its invest- ment adviser and principal underwriter, to adopt a code of ethics. In addition, the Investment Advisers Act of 1940 requires each investment adviser (i.e., Western Asset) to adopt a code of ethics. Both Acts also require that records be kept relating to the administration of the Code of Ethics. This Code of Ethics shall be read and interpreted in a manner consistent with these Acts and their related rules.

C.	Compliance with Applicable Law: All persons associated with Western Asset are obligated to understand and comply with their obliga- tions under applicable law. Among other things, laws and regulations make clear that it is illegal to defraud clients and Funds in any manner, mislead clients or Funds by affirmative statement or by omitting a material fact that should be disclosed, or to engage in any manipulative conduct with respect to clients, Funds, or the trading of securities.

D.	Confidential Information: All persons associated with Western Asset and the Funds may be in a position to know about client identities, investment objectives, funding levels, and future plans as well as information about the transactions that Western Asset executes on their behalf and the securities holdings in their accounts. All this information is considered confidential and must not be shared unless otherwise permitted.

E.	Avoiding Conflicts of Interest: Neither Western Asset employees nor Fund Directors may take advantage of their knowledge or position to place their interests ahead of Western Asset clients or the Funds, as the case may be. Different obligations may apply to different persons under this Code of Ethics, but this duty includes an obligation not to improperly trade in personal investment accounts, as well as an obligation to maintain complete objectivity and independence in making decisions that impact the management of client assets, including the Funds. Western Asset employees and Fund Directors must disclose all material facts concerning any potential conflict of interest that may arise to the Funds’ Chief Compliance Officer or the Western Asset Chief Compliance Officer, as appropriate.

F.	Upholding the Spirit of the Code of Ethics: The Code of Ethics sets forth principles and standards of conduct, but it does not and cannot cover every possible scenario or circumstance. Each person is expected to act in accordance with the spirit of the Code of Ethics and their fiduciary duty. Technical compliance with the Code of Ethics is not sufficient if a particular action or series of actions would violate the spirit of the Code of Ethics.

G.	Western Asset Compliance Policies and Procedures: In addition to the Code of Ethics, Western Asset has established policies and procedures that are designed to address compliance requirements and conflicts and potential conflicts of interest not related to personal trading. Employees have an obligation to follow Western Asset’s compliance policies and procedures.

II.	Who is Subject to the Code?

While the spirit and objectives of the Code generally are the same for each person covered by the Code of Ethics, different specific requirements may apply to different categories of people. Western Asset and the Funds have both adopted the Code of Ethics, and the requirements for Western Asset employees differ from those for Fund Directors. You must understand what category or categories apply to you in order to understand which requirements you are subject to.

A.	Western Asset Employees, Officers and Directors: As a condition of employment, all Western Asset employees, officers and directors (generally referred to as Western Asset employees) must read, understand and agree to comply with the Code of Ethics. You have an obligation to seek guidance or take any other appropriate steps to make sure you understand your obligations under the Code of Ethics. On an annual basis, you are required to certify that you have read and understand the Code of Ethics and agree to comply.

B.	Western Asset Independent Contractors: Independent contractors may be subject to the Code of Ethics depending on the length of time with Western Asset, the nature of the engagement and the access to information. If designated, you are required to comply with the Code of Ethics and make all the required certifications. All independent contractors are still obliged to observe obligations of confidentiality and other terms of their engagements.

C.	Directors of the Funds: The Code of Ethics applies to interested Directors of the Funds who are also Western Asset employees or otherwise interested persons because of their business affiliations with Western Asset. Interested Directors who are also employees or are otherwise interested persons because of their business affiliations with Legg Mason or Guggenheim are subject to the Legg Mason and Guggenheim Codes of Ethics, respectively.

1.	What are the Funds?

•	Western Asset Funds, Inc.

•	Western Asset Income Fund

•	Western Asset Premier Bond Fund

•	Western Asset/Claymore Inflation-Linked Securities & Income Fund

•	Western Asset/Claymore Inflation-Linked Opportunities & Income Fund.

2.	If a Director is considered to be an “interested person” of a Fund, its investment adviser or principal underwriter within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, then he or she is considered an Interested Director.

3.	If a Director is not considered to be an “interested person,” then he or she is considered to be a Disinterested Director.

4.	If you are both a Fund Director and an employee of Western Asset, you are subject to the requirements that apply to you as an employee of Western Asset, as applicable.

5.	Western Asset Interested Directors are subject to those requirements forth in the Section below titled “Requirements for Fund Directors.”

D.	Access Persons: Western Asset employees and Fund Officers and Directors are considered “Access Persons” because they may have access to information regarding investment decisions, transactions and holdings. Other people may also be considered to be Access Persons and subject to the same requirements as Western Asset employees including the following:

1.	Any natural person that has the power to exercise a controlling influence over the management and policies of Western Asset or the Funds and who obtains information concerning recommendations made to a client account, including a Fund, with regard to the purchase or sale of a security

2.	Any person who provides advice on behalf of Western Asset and is subject to Western Asset’s supervision and control.

3.	Any other such person as the Chief Compliance Officer of Western Asset or the Funds designate.

E.	Investment Persons: If you are a Western Asset employee and you also make recommendations or investment decisions on behalf of Western Asset as part of your regular functions or duties, or you make or participate in making recommendations regarding the purchase or sale of securities for a Western Asset client or account, you are considered an “Investment Person.” Investment Persons are subject to all the requirements of Western Asset employees, but also must comply with additional restrictions due to their knowledge and involvement with investment decisions Western Asset is considering or planning for the future.

F.	Other Codes of Ethics: If you are an Access Person under this Code, but you are employed principally by affiliates of Western Asset and you are subject to a Code of Ethics that complies with applicable law, you are subject to the relevant provisions of the Code of Ethics of your principal employer and not subject to this Code.

III.	Who Administers the Code?

A.	Western Asset Operations Committee:

1.	Responsibilities: The Western Asset Operations Committee has ultimate responsibility for the Code of Ethics. The Operations Committee shall review and approve or deny any changes or proposed changes to the Code of Ethics. The Operations Committee shall also receive periodic reports from the Legal and Compliance Department regarding violations of the Code of Ethics. The Operations Committee shall determine the appropriate policy with respect to sanctions for Code of Ethics violations. The Operations Committee may delegate the administration of this Code of Ethics to other individuals or departments, including the power to impose sanctions for particular violations according to the framework approved by the Committee.

2.	Interpretation: The Operations Committee is the final arbiter of questions of interpretation under this Code of Ethics.

B.	Western Asset Chief Compliance Officer:

1.	Receipt of Violations: The Chief Compliance Officer (known as the CCO) for Western Asset is the person designated to receive all violations of the Code of Ethics. If a Western Asset employee becomes aware of a violation of this Code of Ethics or a violation of applicable law, they have an obligation to report the matter promptly to the CCO.

2.	Review of Violations: The Western Asset CCO must review all violations of the Code of Ethics and oversee any appropriate investigation and subsequent response with respect to Western Asset.

C.	Chief Compliance Officer for the Funds:

1.	Responsibilities: The Chief Compliance Officer for the Funds is responsible for overseeing the administration of the Funds’ compliance policies and procedures.

2.	Reporting of Violations: All violations of the Funds’ Code of Ethics must be reported to the Funds’ Chief Compliance Officer. To the extent that a violation involves a Fund Director, the Funds’ CCO shall oversee any appropriate investigation and subsequent response with respect to the Funds.

D.	Sanctions for Violations of the Code of Ethics:

1.	If you violate the Code of Ethics, you may be subject to sanctions. Violations may take a variety of forms, depending on the facts and circumstances and should reflect the nature of the violation, the risk to clients and other similar factors.

2.	In evaluating a violation, a variety of factors may be considered including any evidence of a violation of the law, potential or actual harm to client interests, evidence of fraud, neglect or indifference to the Code of Ethics, frequency of violations, prior violations, and cooperation or mitigation efforts of the employee.

3.	Sanctions may include any of the following types of sanctions or such other sanctions as may be deemed appropriate:

a)	Verbal or written warnings

b)	Written warnings with copies to the employee’s supervisor and/or personnel file

c)	Limits on personal trading activities, such as limits on the ability to trade or open new positions

d)	Requirements to disgorge profits and/or reverse trades

e)	Referrals to Human Resources for disciplinary action

f)	Terminations

IV.	Fiduciary Duty to Clients and Funds

A.	Comply with Applicable Law: A variety of securities laws, including those described in this Code of Ethics, apply to the operation of West- ern Asset and the Funds. It is your responsibility to understand your obligations under these laws and to comply with those requirements. You have an obligation to seek assistance from the Legal and Compliance Department if you are unsure of what your obligations are under this Code of Ethics.

B.	Fiduciary Duty: As a fiduciary for Western Asset clients, including the Funds, you have an obligation to act in clients’ best interests. You must scrupulously avoid serving your personal interests ahead of the interests of clients and the Funds. That includes making sure that client interests come first and that you avoid any potential or actual conflicts of interest. That fiduciary duty extends to all aspects of the business. Conflicts and potential conflicts can arise in a variety of situations. You may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information may not be communicated in any manner to benefit yourself or other persons. This obligation extends to avoiding potential conflicts between client accounts as well. You may not inappropriately favor the interests of one client over another.

C.	Compliance with the Code of Ethics: All new staf are provided with a copy of this Code of Ethics upon joining the Firm and the current version is posted on the Firm’s intranet. From time to time, the Firm may revise the Code of Ethics and you will be provided with a copy of any such amendments to the Code. On an annual basis and when the Code of Ethics is amended, you will be required to acknowledge in writing that you have received, understand and agree to comply with the Code of Ethics.

D.	Personal Interests: As a general matter, you may not improperly take personal advantage of your knowledge of recent, pending or intended securities activities for clients, including the Funds. In addition, you may not improperly take advantage of your position to personally gain at the expense of the interests of Western Asset, clients, or the Funds.

E.	Maintaining the Best Interests of Clients: The provisions of this Code of Ethics address some of the ways in which you are expected to uphold the fiduciary duty to clients and the Funds. It is not an exclusive list.

F.	Confidentiality: Unless otherwise permitted, information regarding clients or their accounts may not be shared with persons outside of the Firm, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or Western Asset on behalf of its clients may not be shared.

G.	Personal Trading:

1.	A potential conflict exists between the interests of clients (including the Funds) and your personal investment activities. This conflict may take shape in a variety of ways, including the particular trades you execute and the volume of trading you do.

2.	You may not engage in an excessive volume of trading in your personal accounts. High volumes of personal trading may raise concerns that your energies and interests are not aligned with client interests.

3.	Depending on the particular security that you choose to buy, a holding period may also apply that requires you to hold that security for a minimum period of time.

4.	At all times, you have an obligation to refrain from personally trading to manipulate the prices of securities and trading on material non-public information.

5.	Given the potential conflict that exists between client transactions, holdings and intentions and your personal trading activity, the Code of Ethics contains detailed requirements regarding your personal conduct and the monitoring of your personal trading activity. The remaining sections of the Code of Ethics provide guidance on the requirements that must be followed in connection with your personal trading activity.

V.	Reporting of Personal Trading

You must provide information regarding your personal investment accounts as required under this Code of Ethics. Reporting obligations take effect at the inception of your involvement with Western Asset or a Fund, and continue on a monthly, quarterly and annual basis. As with other provisions of the Code of Ethics, you are expected to understand and comply with the obligations that apply to you. (Applicable provisions for Western Asset Interested Directors are described more fully below in the Section titled “Requirements for Fund Directors.”)

In order to monitor potential conflicts of interest and your compliance with the Code, Western Asset employees and Interested Directors must identify investment accounts and provide information on particular securities transactions in those accounts.

Western Asset Management Company employees (i.e., those located in the Pasadena and New York offices) must maintain personal brokerage accounts only with brokers approved by the Firm. New hires must transfer their accounts within 90-days of hire. The criterion for broker approval is whether a broker is willing and able to provide electronic feeds to Western Asset for purposes of monitoring and administration of the Code of Ethics and Western Asset’s systems can effectively accommodate the electronic feeds. A list of approved brokers shall be published by the Legal and Compliance Department for reference by employees. Limited exceptions may be granted by the General Counsel or Chief Compliance Officer in such cases as may be necessary or prudent on a case by case basis (such as for accounts of family members of employees).

A.	Which investment accounts do Western Asset employees and Interested Directors need to report?

1.	Report any of the following investment accounts:

a)	Any investment account with a broker-dealer or bank in which you have a direct or indirect interest, including accounts that are yours or that you share jointly with another person. This includes joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations.

i)	This requirement generally will cover any type of brokerage account opened with a broker-dealer or bank.

ii)	You must also report any Individual Retirement Account (IRA) held with a broker-dealer or bank.

b)	Any investment account with a broker-dealer or bank over which you have investment decision-making authority (including accounts you are named on, such as being a guardian, executor or trustee, as well as accounts you are not named on, such as an account owned by another person for which you have been granted trading authority).

c)	Any investment account with a broker-dealer or bank established by partnership, corporation, or other entity in which you have a direct or indirect interest through any formal or informal understanding or agreement.

d)	Any college savings account in which you hold securities issued under Section 529 of the Internal Revenue Code and in which you have a direct or indirect interest.

e)	Any other account that the Western Asset Operations Committee or its delegate deems appropriate in light of your interest or involvement.

f)	You are presumed to have investment decision-making authority for, and therefore must report, any investment account of a member of your immediate family if they live in the same household as you. (Immediate family includes a spouse, child, grandchild, stepchild, parent, grandparent, sibling, mother or father-in-law, son or daughter in-law, or brother or sister in-law.) You may rebut this presumption if you are able to provide Western Asset with satisfactory assurances that you have no material interest in the account and exercise no control over investment decisions made regarding the account. Consult with the Legal and Compliance Department for guidance regarding this process.

2.	Do not report any of the following accounts:

a)	Do not report investment accounts that are not held at a broker-dealer or bank that permit investments only in shares of open-end investment companies or funds:

i)	Do not report such an investment account if the account holds only shares in money market funds.

ii)	Do not report such an investment account if you only invest in open-end funds not advised or sub-advised by Western Asset or a Legg Mason affiliate. If you begin investing in open-end funds advised or sub-advised by Western Asset or an affiliate, you must report the investment account.

b)	Do not report any 401(k), 403(b) or other company sponsored retirement accounts unless there is trading activity in funds advised or sub-advised by Western Asset or an affiliate. The list is available from the Legal and Compliance Department. Note: If you have a Legg Mason 401(k) account, no additional reporting is required, but you are subject to the holding period requirements described in the Section below titled “Personal Trading Restrictions.”

B.	What reports are Western Asset employees and Western Asset Interested Directors required to provide?

1.	At hire: What information is required when you are hired or become a Western Asset employee or a Western Asset Interested Director of a Fund?

a)	You must report all of your investment accounts. (See information above for more detail on which accounts must be reported.)

b)	The report must either include copies of statements or the name of the broker, dealer or bank, title on the account, security names, and the number of shares and principal amount of all holdings.

c)	You must sign and date all initial reports.

d)	You must report required information within 10 calendar days from the date of hire or the date on which you become a Western Asset employee or Western Asset Interested Director.

e)	All the information that you report must be no more than 45 days old.

f)	The Legal and Compliance Department will attempt to arrange with your brokerage firm to receive duplicate confirmations and statements to enable the firm to monitor your trading activities, but your assistance may be required.

2.	Electronic Confirmations and Statements: The Western Asset Legal and Compliance Department will attempt to arrange to receive duplicate copies of transaction confirmations and account statements for each investment account directly from each financial institution with whom you have reported having an investment account. To the extent that Western Asset is able to directly obtain such information, you will not be required to separately provide the information described below for quarterly or annual transaction reports. You may be asked to confirm Western Asset’s records in lieu of providing your own holdings or transaction reports. Your assistance may be required for information Western Asset does not have or is not able to obtain otherwise, which may include providing statements to Western Asset yourself or coordinating with your financial institution to send confirmations and statements to Western Asset.

3.	Quarterly Transaction Reports: What information is required on a quarterly basis?

a)	You must report all transactions in covered securities in which you have a direct or indirect beneficial interest during a quarter to the Legal and Compliance Department within 30 days after quarter end, regardless of whether the account is required to be reported as described above.

i)	What are “covered securities”? Covered securities are any security as defined by the Investment Advisers Act of 1940, Investment Company Act of 1940, any financial instrument related to a security, including fixed-income securities, any equity securities, any derivatives on fixed-income or equity securities, ETFs, closed-end mutual funds, and any open-end mutual funds managed, advised or sub-advised by Western Asset or an affiliate.

ii)	Covered securities does not include obligations of the US government, bankers acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments such as repurchase agreements and other instruments as described below in the Section titled “What Trades are Not Required to be Precleared?”

b)	The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected.

c)	The report must also include the date it was submitted.

d)	You may not be required to file a quarterly report if the Legal and Compliance Department received duplicate copies of your broker confirmations and statements within the 30-day time period. From time to time, however, the Legal and Compliance Department may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, you will be notified by the Legal and Compliance Department and you have an obligation to provide copies of the statements or report all transactions you execute during the quarter in some other form.

e)	If you have no investment accounts or executed no transactions in covered securities, you may be asked to confirm that you had no investment activity (either independent of an account or in a newly opened account).

4.	Annual Holdings Reports: What information is required on an annual basis?

a)	You must provide a list of all covered securities in which you have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each covered security. Copies of investment account statements containing such information are sufficient.

b)	You must report the account number, account name and financial institution for each investment account with a broker-dealer of bank for which you are required to report.

c)	While the Western Asset Legal and Compliance Department may be receiving duplicate statements and confirmations for your investment accounts, this annual reporting requirement is intended to serve as a check to make sure that all of Western Asset’s information is accurate and current.

d)	The information in the annual report must be current as of a date no more than 45 days before the report is submitted and the annual report must include the date it was submitted to the Western Asset Legal and Compliance Department.

e)	You also must certify annually that you have complied with the requirements of this Code of Ethics and that you have disclosed or reported all transactions and holdings required to be disclosed or reported pursuant to the requirements of this Code.

5.	New Investment Accounts: When do I need to report new investment accounts that are required to be reported under the Code of Ethics?

a)	After you open an account or after you assume a role or obtain an interest in an account that requires reporting (as discussed in the Section titled “Reporting of Personal Trading”), you have 30 calendar days after the end of the quarter to report the account.

b)	You must report the title of the account, the name of the financial institution for the account, the date the account was established (or the date on which you gained an interest or authority that requires the account to be reported) and the date reported.

6.	Additional Reporting for Certain Persons: What additional reporting obligations exist for Directors and Officers of Closed-End Investment Companies, officers or Western Asset, or designated members of the Western Asset Investment Strategy Group?

a)	Section 16 of the Securities Exchange Act of 1934 requires Directors and Officers of any closed-end investment company to report to the Securities and Exchange Commission changes in their personal ownership of that closed-end investment company’s stock. Note that reporting is not required for all close-end investment companies, but only the shares of those closed-end funds for which a person serves as a director or officer.

b)	In addition, Section 16 requires Western Asset officers and designated members of the Western Asset Investment Strategy Group to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than 6 months. Under Section 16, holding periods operate on a “last in, first out” methodology, so the 6-month holding period for all holdings resets with each new purchase. Such persons should consult the Western Asset Legal and Compliance Department for further guidance regarding specific provisions of the law, including applicable reporting requirements.

c)	If provided with the necessary information, the Western Asset Legal and Compliance Department will assist and make the filings with the Securities and Exchange Commission on your behalf.

VI.	Pre-Clearance Process for Personal Trading

Before you execute a personal trade, the trade may need to be precleared to ensure that there is no conflict with Western Asset’s current trading activities on behalf of its clients (including the Funds). All Western Asset employees are required to preclear trades in securities except as provided below.

A.	What trades must be pre-cleared? Trades in any of the following:

1.	Any Security (unless excluded below): You must preclear trades in any security, which means any bond, stock, debenture, certificate of interest or participation in any profit sharing venture, warrant, right and generally anything that meets the definition of “security” under the Investment Advisers Act of 1940 and the Investment Company Act of 1940. Except for money market instruments and G-7 government direct obligations, all fixed-income securities must be precleared.

2.	Restricted List: Subject to the caveat below for common stock, you are required to preclear the securities of any issuer that are listed on the Western Asset restricted list.

3.	Common Stocks: You are only required to preclear publicly traded common stocks if the issuer of the common stock is listed on the Western Asset restricted list. In cases where the common stock is on the restricted list, designated as being eligible for trading, and the issuer has USD$10 billion or more in market capitalization, pre-clearance is only required if your trade is over USD$100,000 in value. Restrictions also apply to investments in private placements (including private funds) or initial public offerings (see discussion below). Preclearance is not required, however, for trading in stocks issued by Legg Mason as long as all other restrictions regarding Legg Mason securities such as restricted periods are followed.

4.	Stocks of Brazilian Issuers: You must preclear all Brazilian equity trades except trades of a de minimis amount (i.e., trades of 500 shares or less per day for any issuer with a market capitalization in excess of USD$10 billion). This preclearance requirement includes both common and preferred shares as well as local shares and GDR/ADR securities.

5.	Derivatives: Trades in any financial instrument related to a security that is required to be precleared, including options on securities, futures contracts, single stock futures, options on futures contracts and any other derivative must be precleared.

6.	Shares in any Affiliated Open or Closed-end Mutual Fund or REIT: Preclearance is required if you purchase or sell shares of open-end or closed-end funds and/or REITs advised or sub-advised by Western Asset outside of your Legg Mason 401(k) participant account. This includes preclearance for such purchases or sales in a spouse’s retirement account. You are not required to preclear trades in your Legg Mason 401(k) participant account. Note: No preclearance is required for investments in any money market funds.

7.	Systematic Investment Plans: Preclearance is required when executing an initial instruction for any purchases or sales that are made pursuant to a systematic investment or withdrawal plan involving a security that requires preclearance. For example, a systematic investment plan that regularly purchases shares of a Western Asset Fund would need to be precleared when the initial instruction was made, but not for each specific subsequent purchase. A systematic investment or withdrawal plan is one pursuant to which a prescribed purchase or sale will be automatically made on a regular, predetermined basis without affirmative action by the Access Person. As such, only the initial investment instruction (and any subsequent changes to the instruction) requires preclearance.

8.	Private Placement Securities: All Western Asset employees must preclear any trades in private placement securities (i.e., any offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933) whether or not fixed-income related. This requirement includes all private investment partnerships or funds such as hedge funds and private real estate holding partnerships.

9.	Initial Public Offerings: Investment Persons are prohibited from participating in Initial Public Offerings, but other Western Asset employees may participate after obtaining preclearance.

10.	529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code where the underlying investments are open-end funds advised or sub-advised by Western Asset or an affiliate. A list of such funds is available from the Legal and Compliance Department.

11.	Transactions in Retirement Accounts and Deferred Compensation Plans: All purchases or sales of investment companies or funds advised or sub-advised by Western Asset in any retirement account other than your Legg Mason 401(k) participant account or Deferred Compensation Plan must be precleared. Note: Trades in your Legg Mason 401(k) account are not required to be precleared, but are subject to a 60-day holding period if they are Legg Mason funds or if they are advised or sub-advised by Western Asset.

12.	Shares of Preferred Stock: You are required to preclear all transactions in shares of preferred stock.

B.	What trades are not required to be precleared?

1.	Common Stocks: As long as the issuer of the securities is not listed on the Western Asset restricted list, you are not required to pre-clear publicly traded common stocks. All Western Asset employees are also required to preclear an equity security in the case of a private placement or an initial public offering (see discussion above).

2.	Government Securities: Trades in any direct obligations of the U.S. Government or any G7 government are not required to be pre-cleared.

3.	High-Quality Short-term Debt Instruments: High quality short term debt instruments including bankers acceptances, bank certificates of deposit, commercial paper, variable-rate demand notes, repurchase agreements and other high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s) are not required to be precleared.

4.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be precleared.

5.	Open-End Mutual Funds: Trades in open-end mutual funds that are not advised or sub-advised by Western Asset are not required to be precleared.

6.	Closed-End Mutual Funds, Exchange Traded Funds (ETFs) and Real Estate Investment Trusts (REITs): Transactions of closed end mutual funds, ETFs and REITs are not required to be precleared unless they are advised by Western Asset.

7.	Transactions Retirement Accounts and Deferred Compensation Plans: Purchases or sales of investment companies or funds in your Legg Mason 401(k) participant account or Deferred Compensation Plan are not required to be precleared. Note: Trades in your Legg Mason 401(k) account are not required to be precleared, but are subject to a holding period requirement if they are advised or sub-advised by Western Asset.

8.	Systematic Investment Plans: Any purchases or sales that are made pursuant to a systematic investment or withdrawal plan that has previously been approved by a Preclearance Officer. A systematic investment plan is any plan where a sale or purchase will be automatically made on a regular, predetermined basis without your authorization for each transaction. The first instruction must be precleared, but each subsequent purchase is not required to be precleared unless changes are made to the terms of the standing order.

9.	No Knowledge: Securities transactions where you have no knowledge of the transaction before it is completed (for example, a transaction effected by a Trustee of a blind trust or discretionary trades involving an investment partnership or investment club, when you are neither consulted nor advised of the trade before it is executed) are not required to be precleared.

10.	Certain Corporate Actions: Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities is not required to be precleared.

11.	Options-Related Activity: Any acquisition or disposition of a security in connection with an option-related transaction that has been previously approved. For example, if you receive approval to write a covered call, and the call is later exercised, you are not required to obtain preclearance in order to exercise the call. Preclearance of a derivative of a security is required only if the underlying security requires preclearance.

12.	Commodities, Futures and Options on Futures: Any transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures. Preclearance is required for any single issuer derivatives, such as single stock futures.

13.	529 College Savings Plans: Any transaction in units of a college savings plan established under Section 529 of the Internal Revenue Code, unless the underlying investment includes open-end funds advised or sub-advised by Western Asset or an affiliate.

14.	Miscellaneous: Any transaction in any other securities as the Western Asset Chief Compliance Officer may designate on the grounds that the risk of abuse is minimal or non-existent.

C.	How does the preclearance process work?

1.	Understand the Preclearance Requirements: Review the Section above titled “Preclearance Process for Personal Trading” to determine if the security requires preclearance.

2.	Trading Authorization Form: Obtain and complete a Trading Authorization Form.

3.	Submission for Approval: Submit the completed form to a Preclearance Officer for a determination of approval or denial. The Chief Compliance Officer shall designate Preclearance Officers to consider requests for approval or denials.

4.	Approval or Denial: The Preclearance Officer shall determine whether approval of the proposed trade would place the individual’s interests ahead of the interests of Western Asset clients (including the Funds). To be valid, a Preclearance Officer must sign the Trading Authorization Form or otherwise evidence approval.

5.	Expiration of Trading Permission: Trade authorizations expire at the end of the trading day during which authorization is granted. Trade authorizations also expire if they are revoked or if you learn that the information provided in the Trade Authorization request is not accurate. If the authorization expires, a new authorization must be obtained before the trade order may be placed. If an order is placed but has not been executed before the authorization expires (e.g., a limit order), no new authorization is necessary unless the order is amended in any way.

6.	Transactions of a Preclearance Officer: A Preclearance Officer may not approve his or her own Trading Authorization Form.

7.	Proxies: You may designate a representative to complete and submit a Trade Authorization Form if you are unable to complete the form on your behalf in order to obtain proper authorization.

VII.	Personal Trading Restrictions

In addition to reporting and preclearance obligations, you are also subject to restrictions regarding the manner in which you trade and hold securities in any personal investment accounts for which you report transactions. (The Section above titled “Reporting of Personal Trading” describes which accounts must be reported.)

A.	For all Western Asset Employees:

1.	Market Manipulation: You shall not execute any securities transactions with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

2.	Spread Betting: Spread Betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and employees may not use spread betting accounts to circumvent the Code of Ethics. Spread betting on non-financial products, such as sporting events, is not covered by the Code of Ethics.

3.	Trading on Inside Information: You shall not purchase or sell any security if you have material nonpublic information about the security or the issuer of the security. You are also subject to Western Asset’s policy on insider trading. This policy applies both to personal transactions and to transactions executed by Western Asset personnel on behalf of client accounts.

4.	Excessive Personal Trading: You are limited to 75 transactions per calendar quarter. Transactions are defined as executions—therefore, a buy and a sell of the same security are considered as two transactions and multiple fills for limit orders are each considered a transaction unless brokers provide information to permit independent confirmation that multiple confirmations originated from a single order. This does not apply to accounts held by family members where you do not have any trading authority, fully managed accounts where you have given permission to another party to manage your account, and rebalancing of investments in the 401(k), 403(b) or any other company sponsored retirement accounts. Single expressions of investment intent with multiple executions are counted as a single trade (i.e., multiple fills on a limit or a block trade across multiple family accounts).

5.	Initial Public Offerings for Investment Persons: Investment Persons may not purchase any securities through an initial public offering.

Regardless of whether a transaction is specifically prohibited in this Code of Ethics, you may not engage in any personal securities transactions that (i) impact your ability to carry out your assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest.

A.	Holding Periods for securities in personal accounts for all Western Asset employees:

1.	After making a purchase, you must hold that security for at least 30 calendar days unless specified otherwise below.

2.	Holding periods apply for all securities except transactions in money market funds, government/sovereign securities issued by G-7 countries and derivatives on such securities, high-quality short-term debt instruments, ETFs or other index securities, options on broad-based indices, currencies, and open-end mutual funds not advised by Western Asset.

3.	A 60-day holding period applies for all mutual funds, investment companies, unit trusts, REITs, or other commingled vehicles for which Western Asset serves as adviser or sub-adviser.

4.	This limitation applies to any purchases or sales in your individual retirement account, 401(k), deferred compensation plan, or any similar retirement plan or investment account for you or your immediate family. There is no holding period for purchases or sales done through a systematic investment or withdrawal plan.

5.	There is no holding period for accounts held by family members where you do not have any trading authority or fully managed accounts where you have given permission to another party to manage your account. You may not direct or recommend trades or take any other action that serves to circumvent the provisions of the Code of Ethics.

6.	The holding period may be deemed inapplicable in circumstances such as stop-loss orders declared in advance or extreme market volatility if prudent and consistent with the Firm’s overarching fiduciary duties to clients and regulatory obligations.

B.	Blackout Periods:

1.	One-day blackout period for all Western Asset employees:

a)	You may not purchase or sell a fixed-income security (or any security convertible into a fixed-income security) of an issuer on the same day in which Western Asset is purchasing or selling a fixed-income security from that same issuer.

b)	Contemporaneous trading activity will be the basis for a denial of a request for trading preclearance.

2.	Seven-day blackout period for Investment Persons:

a)	You may not purchase or sell a fixed-income security (or any security convertible into a fixed-income security) if Western Asset purchases or sells securities of the same issuer within 7 calendar days before or after the date of your purchase or sale.

C.	Pre-Clearance Sought and Obtained in Good Faith: The blackout period restriction may be deemed inapplicable if, consistent with the overarching duty to put client interests ahead of personal or Firm interests, an Access Person making a personal transaction has sought and received preclearance. This determination will take into account such factors as the degree of involvement in or access to the persons or teams making the investment decision.

VIII.	Requirements for Fund Directors

A.	Interested Directors of the Funds that are also Western Asset Employees

1.	If you are an Interested Director and also a Western Asset, Legg Mason or Guggenheim employee, you are subject to all the Code of Ethics requirements that apply to you as a Western Asset, Legg Mason or Guggenheim employee. Accordingly, if you are a Western Asset employee, you are required to comply with all provisions of this Code of Ethics. If you are a Legg Mason or Guggenheim employee, you are not subject to the provision of this Code of Ethics, but you are required to comply with the Legg Mason or Guggenheim Code of Ethics, as applicable

2.	You are also subject to the requirements under Section 16 of the Securities and Exchange Act of 1934. For Interested Directors who are also Western Asset employees, this obligation is addressed in the Section above titled “Reporting of Personal Trading.”

B.	Interested Directors of the Funds that are not Western Asset Employees

1.	Applicable provisions of the Code of Ethics: For an Interested Director that is not a Western Asset employee, only the requirements as set forth in the following Sections of the Code of Ethics shall apply:

b)	Objectives and Spirit of the Code

c)	Persons Subject to the Code

d)	Persons Who Administer the Code

e)	Reporting of Personal Trading

f)	Requirements for Fund Directors

These sections may also incorporate other parts of the Code of Ethics by reference.

2.	Rule 17j-1 Requirements with Respect to Reporting of Personal Trading: The requirements described above in the Section titled “Reporting of Personal Trading” shall only apply to the extent required by Rule 17j-1. In particular, no reporting of any open-end mutual funds is required.

3.	Section 16 Reporting: Section 16 of the Securities and Exchange Act of 1934 requires all Directors of closed-end investment companies to report changes in your personal ownership of shares of investment companies for which you a Director. If provided with the necessary information, the Legal and Compliance Department will assist and make filings with the Securities and Exchange Commission on your behalf.

4.	Section 16 Personal Trading Restrictions: Section 16 of the Securities and Exchange Act requires a Director to forfeit to the Fund any profit realized from any purchase and sale, or any sale and purchase, of Fund shares within any period of less than 6 months. Under Section 16, holding periods operate on a “last in, first out” methodology, so the 6-month holding period for all holdings re-sets with each new purchase.

Legg Mason, Inc. Code of Conduct

I.	Introduction

This Code of Conduct (the “Code”) sets out basic principles to guide the day-to-day business activities of directors, officers and employees of Legg Mason, Inc. and its subsidiaries (collectively the “Company” or “Legg Mason”). The overall policy underlying this Code is that Legg Mason expects that its directors, officers and employees, including directors, officers and employees of Legg Mason, Inc. subsidiaries (collectively, “Covered Persons”) will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Company and that they will not cheat, lie to or steal from the Company, its stockholders, clients, vendors or fellow directors, officers or employees. In addition, all Covered Persons are expected to comply with the spirit and letter of all applicable laws, regulations and Company policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of this Code.

This Code operates in conjunction with all other Legg Mason policies and procedures. For example, many of the Company’s subsidiaries have adopted policies and procedures on gifts and entertainment and insider trading that may be different from and, in most cases, may be more restrictive than this Code. When this Code conflicts with another Company policy or procedure, Covered Persons must comply with the more restrictive provision. This Code is not intended to cover every ethical issue that a Covered Person may confront while working for Legg Mason. Covered Persons are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code, other applicable Company policies and procedures or any law or regulation.

This Code applies to all Covered Persons (including temporary employees) of Legg Mason. Each Covered Person must become familiar with the requirements of this Code and with all other Company policies and procedures applicable to that person’s business unit.

II.	Compliance with Laws and Regulations

The financial services industry is governed by numerous laws and regulations adopted by a variety of governments, government agencies, regulators and other entities. Legg Mason, as a participant in the financial services industry, is subject to many of these laws and regulations. Obeying both the letter and spirit of all applicable laws and regulations is critical to the Company’s ability to accomplish its objectives. In everything that they do on behalf of Legg Mason, Covered Persons must use care not to violate any law or regulation. Each Covered Person is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of the Company. While no Covered Person is expected to be an expert on all applicable laws and regulations, they are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the legal and compliance department assigned to the Covered Person’s business unit or department (“Business Legal and Compliance Department”).

III. Conflicts of Interest

Covered Persons must act in the best interests of the Company, its stockholders and its clients. A “conflict of interest” may occur when a person’s personal interests interfere with, or appear to interfere with, the interests of Legg Mason, its stockholders or its clients. Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to objectively and effectively perform his or her job. The overarching principle is that the personal interests of a Covered Person must not be placed improperly before the interests of Legg Mason, its stockholders or its clients. In adhering to this principle, Covered Persons:

•	may not use personal influence or personal relationships improperly to influence financial reporting by the Company;

•	may not improperly cause the Company to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of Legg Mason, its stockholders or its clients;

•	may not improperly use their positions with Legg Mason, or information that belongs to the Company or its clients, for personal gain.

•	may not bind Legg Mason to any agreement or arrangement with an entity in which the Covered Person, directly or through family members, has any material economic interest;

•	must disclose to his or her business unit or department management (hereinafter, his or her “Manager”) any situation of which they become aware in which the Company is entering into an arrangement or agreement with an entity in which the Covered Person, directly or through family members, has any material economic interest; and

•	should avoid any activities, interests or associations outside the Company that could impair their ability to perform their work for Legg Mason objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Company.

Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of his or her Manager and, where appropriate, the Manager should solicit the advice of the applicable Business Legal and Compliance Department when confronted with conflict of interest issues. Wherever possible, Covered Persons should seek to avoid situations in which a conflict of interest exists, or appears to exist. Where a conflict of interest cannot be avoided, the Covered Person must disclose the situation to his or her Manager and the Company must handle it in an ethical way so as to avoid any perception of impropriety.

IV.	Corporate Opportunities

Covered Persons are required to advance the interests of the Company. When a Covered Person becomes aware of a financial opportunity as a result of that person’s relationship with the Company, or through the use of Legg Mason property, that opportunity belongs, in the first instance, to the Company. No Covered Person may take for himself or herself any opportunity for the sale or purchase of products, services or interests that belongs to the Company without the prior written approval of Legg Mason’s General Counsel. If a Covered Person is presented with an investment opportunity in his or her capacity as a representative of the Company, the Covered Person may personally take advantage of the opportunity only if the investment is approved in writing by Legg Mason’s General Counsel. In considering any request regarding an opportunity, including an investment opportunity, the General Counsel shall consult with appropriate senior management of the Company.

V.	Gifts and Entertainment Related to Company Business

When a Covered Person accepts a gift (including business meals and entertainment) from anyone who has, or is seeking to have, a business relationship with the Company, it can create a situation in which the personal interests of the Covered Person may conflict, or appear to conflict, with the interests of the Company. Because of this, Covered Persons must use caution in accepting gifts from clients, suppliers or other third parties that have, or are seeking to have, a business relationship with the Company. While accepting gifts from these parties is not prohibited, Covered Persons may not accept gifts from customers, suppliers or other entities that have, or are seeking to have, a business relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship. What is a “reasonable and customary” gift will vary under the circumstances presented, but a Covered Person must use good judgment in evaluating whether a gift is “reasonable and customary” and, when in doubt, a Covered Person should be conservative in exercising his or her judgment or consult with his or her Manager. In no case may a Covered Person accept a gift if that person feels that he or she is obligated to repay the donor with corporate business. An employee may accept a gift (excluding reasonable and customary business meals and entertainment) that otherwise complies with the terms of this section only if (i) the employee accepts gifts only on an infrequent basis, or (ii) the employee has notified his or her Manager in advance of the nature of the gifts he or she has received and proposes to receive and the circumstances under which the gifts were given. Note that employees of asset management or broker-dealer subsidiaries of the Company may also be subject to specific dollar limits on gifts that they may give or receive under policies of those subsidiaries that are not part of this Code.

If a Covered Person were to solicit a gift (including business meals and entertainment) from a third party as a condition to that third party receiving a benefit from the Company, it would violate the Code requirement that Covered Persons not use their positions at the Company for personal gain. In addition, in many situations such an action may violate laws or regulations. Accordingly, Covered Persons may not solicit any payment, contribution, gift or favor that may influence a business decision. In addition, no Covered Person may accept a gift if he or she believes that the donor feels he or she must provide the gift in order to obtain, or continue to receive, business from or with the Company.

If the Company, or a Company representative, provides a gift (including business meals and entertainment) to a representative of an entity that has, or may have, a business relationship with the Company, the gift may be viewed as being provided to improperly influence the person to further the Company’s interests in the relationship at the expense of those of the entity that the person represents. While gifts in these situations are not prohibited, Covered Persons may not make any gifts to employees of customers, suppliers or other entities that have, or may have, a business relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship or is prohibited by law or regulation. In no event may a Covered Person make, or participate in making, any gifts (including payments) intended to cause or improperly influence an individual, company or government official to act in a way that gives the Company an advantage in seeking business or otherwise. Any such gift or payment would constitute a violation of this Code and may violate laws or regulations. An employee may provide a gift (excluding reasonable and customary business meals and entertainment) that otherwise complies with the terms of this section only if (i) the employee provides such gifts only on an infrequent basis, or (ii) the employee has notified his or her Manager in advance of the nature of the gifts he or she provides and proposes to provide and the circumstances under which the gifts are provided.

Governments (including Government-related entities) in the United States and other jurisdictions have laws governing relationships of businesses with governments and government agencies. If the Company were to violate these laws, the penalties to the Company and any involved Covered Person could be severe. Accordingly, Covered Persons must be careful not to authorize, offer or make, either personally or on behalf of the Company, any illegal gift (including payments), directly or indirectly, to any government official or any employee of a government, government agency or government controlled enterprise.

VI.	Confidential Information

Participants in the financial services industry may have access to confidential information of clients, suppliers and others, including fellow employees. Examples of the types of confidential information to which the Company has access as part of its business include personal financial information of individual clients, business financial and strategic information of corporate clients, non-public information about pending transactions and pricing information from suppliers. Protecting the confidentiality of the confidential information to which the Company has access is critical to the Company’s relationships with its clients and its ability to compete in the marketplace. Furthermore, numerous laws and regulations prohibit or otherwise regulate the disclosure of various types of confidential information of clients or others. In addition to confidential information of third parties, Covered Persons may have access to proprietary information of the Company in the course of their relationships with the Company, including information about the Company’s financial condition or results, business strategies and business products, services or other employees. Disclosure of proprietary information could cause severe harm to the Company, including to its ability to compete effectively in the marketplace. In order to ensure that confidential information is appropriately protected, Covered Persons may not disclose or misuse confidential information of third parties or the Company’s confidential proprietary information to which they gain access through their relationships with the Company, except when disclosure is authorized by the Company or the person to whom the information belongs, or is required by law. In addition, Covered Persons generally should not disclose confidential information about the Company or its clients to other employees of the Company unless such other employees have a need to know such information in connection with their jobs.

VII.	Insider Trading

Trading the securities of any company while in possession of material, non-public information about that company is generally prohibited by the securities laws of the United States, the laws of many other countries and Company policy. Information about a company should be considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision whether to buy or sell securities of that company, or if disclosure of the information could reasonably be expected to affect the price of the company’s securities. Information about a company should be considered “non-public” if it has not been publicly disclosed or released. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, non-public information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

To ensure that the Company and its representatives comply with their obligations with respect to insider trading, Covered Persons who come into, or who believe they have come into, possession of material, non-public information about a company should not execute or recommend the execution of any trade in the securities of that company without first consulting the applicable Business Legal and Compliance Department or the Legg Mason Legal and Compliance Department to determine whether the recommendation or trade may be allowed under applicable laws and policies. This admonition applies to trades in the Company’s securities as well as securities of any other company. Further, this admonition applies to transactions for the account of the Company, for the account of any client or for the account of any Covered Person or any spouse, child or others living in the same household as a Covered Person (as well as any other account controlled by a Covered Person). Note that employees of asset management or broker-dealer subsidiaries of the Company will also be subject to insider trading policies of those subsidiaries that are not part of this Code.

VIII.	Fair Dealing

It is the Company’s policy to compete aggressively in each business in which it is engaged, but to compete ethically, fairly and honestly. The Company seeks to succeed through superior performance, service, diligence, effort and knowledge, and not through unfair advantage. To this end, the Company is committed to dealing fairly with its clients, customers, vendors, competitors and employees. No Covered Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information or misrepresentation of material fact.

IX.	Safeguarding Assets and Property

The Company’s assets and properties represent a key portion of the Company’s value as an enterprise and are very important to the Company’s ability to conduct its business. The Company’s assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products. Each Covered Person is responsible for safeguarding the Company’s assets and properties that are under his or her control. Theft of, or fraudulently obtaining Company assets or property is forbidden under applicable laws and company policies, and any suspected theft or misappropriation of Company assets or property should be reported to the Legg Mason Legal and Compliance Department immediately for investigation. Furthermore, except where permitted by the Company, Covered Persons should not abuse Company assets or property for their personal benefit. In addition to protecting the Company’s assets and property from theft or misuse, Covered Persons should be careful not to waste any Company assets or property.

As part of its business, Legg Mason may come into possession of property of clients, vendors and other third parties. It is vitally important to the Company’s business and reputation that all client property that comes into the Company’s possession is protected and maintained with the same degree of skill and care as the Company uses to safeguard its own property. Each Covered Person is responsible for safeguarding the properties, belonging to clients, vendors and other third parties, that are under his or her control.

X.	Accuracy of Books and Records

Legg Mason’s securities are publicly traded on the New York Stock Exchange or in other public markets and Legg Mason engages in various business activities that are subject to regulatory and other requirements. As such, Legg Mason is subject to numerous regulations regarding its books and business records. These regulations require that Legg Mason maintain accurate and complete business records, books and data in a timely manner. Each Covered Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control. No Covered Person may intentionally make false or misleading entries in any of the Company’s books and records. In providing information to be included in Legg Mason’s books and records, Covered Persons must be candid and accurate. Maintaining accurate books and records is the first step in ensuring that Legg Mason’s financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

As part of the Company’s pay philosophy, the Company believes that employees who engage in serious misconduct that causes the Company to issue restated financial results should forfeit and return to the Company previously received incentive compensation (whether in the form of cash or equity awards) that would not have been paid or awarded based on the restated financial results. Accordingly, the Company has adopted the following policy. In the event the Company is required to restate its financial results to correct a material error, and the Company’s Board of Directors reasonably determines that an employee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement, then, to the extent permitted by applicable law, the Company may clawback the amount of such employee’s incentive compensation (whether paid or still outstanding, vested or unvested, restricted or unrestricted) that the Board of Directors, in its discretion, determines would not have been paid based on the restated financial results. Nothing herein shall be interpreted to limit in any way the Company’s other rights or remedies against any such employee.

XI.	Accurate Public Disclosure and Reporting

There are a number of laws and regulations that require companies with securities that are publicly traded to communicate with the public in a manner that provides the public with information that is accurate in all material respects. It is Legg Mason’s policy to report accurately and honestly information to stockholders, investors and regulators. If Legg Mason were to engage in fraudulent or misleading public reporting, it could cause severe damage to the Company’s reputation and to its stockholders, and could result in civil and criminal penalties to Legg Mason, the individuals involved or both. Therefore, each Covered Person who is involved in preparation or review of materials that are disseminated to the public must use caution to ensure that the information in the materials is truthful and accurate in all material respects. No Covered Person may knowingly misrepresent, or knowingly cause others to misrepresent, facts about Legg Mason in Company communications with the public. If a Covered Person becomes aware of any materially inaccurate or misleading statement in a public communication from the Company, he or she should report it immediately to Legg Mason’s General Counsel. If the Company does not respond to the report in a timely manner, or if the Covered Person believes that reporting to the General Counsel would be futile, the Covered Person should report it to the Chairman of the Audit Committee of the Board of Directors of Legg Mason, Inc. (the “Audit Committee”).

As part of the foregoing requirements, the Chief Executive Officer, the Principal Financial Officer, the Principal Accounting Officer, the Controller and the General Counsel of Legg Mason (the “Covered Officers”) must comply with the following:

•	Covered Officers should be generally aware of the disclosure requirements applicable to Legg Mason under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

•	Covered Officers may not knowingly misrepresent, or knowingly cause others to misrepresent, facts about Legg Mason in disclosure reports filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) or to other governmental regulators and self-regulatory organizations; and

•	Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of Legg Mason and its advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents Legg Mason files with, or submits to, the SEC and in other public communications made by Legg Mason.

XII.	Treatment of Others

Covered Persons must treat all persons with whom they come into contact, including other employees, clients and suppliers, fairly and with respect. Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence. Covered Persons who violate laws or Company policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Company and, potentially, civil or criminal liability. Covered Persons are encouraged to report to Legg Mason’s Director of Human Resources, or to their local Human Resources personnel, any violations of these laws or policies of which they become aware.

The Company is committed to the diversity of its workforce in order to help achieve growth and success for the organization. The Company strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique. While all representatives of the Company share the common goal of responsiveness to clients and each other, at the same time they should embrace and value the differences in employees.

XIII.	Code Violations

Legg Mason may take disciplinary action against any Covered Person who violates this Code. Disciplinary actions may include reprimand, loss of discretionary compensation, suspension, dismissal or civil action by Legg Mason. Furthermore, if a violation of this Code also constitutes a violation of law or regulations, the violator may be subject to legal penalties, including the loss of any professional license, fines and other penalties.

XIV.	Compliance with this Code of Conduct

Each Covered Person is required to ensure his or her own compliance with this Code. Covered Persons are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs. In situations where it is unclear whether this Code applies, a Covered Person should consult with his or her Manager, his or her Business Legal and Compliance Department or the Legg Mason Legal and Compliance Department before taking any action.

In addition to ensuring their own compliance with this Code, Covered Persons are encouraged to report known or suspected violations of this Code by others by telephone, e-mail or in writing to Legg Mason’s General Counsel. Legg Mason also offers an Employee Hotline that Covered Persons may use to report known or suspected violations of this Code. Information on accessing the Employee Hotline is available on the Company Intranet.

No officer, director or employee of Legg Mason may retaliate in any fashion against any Covered Person who reports a suspected or actual violation of this Code in good faith.

XV.	Amendments and Waivers

This Code may be amended only by a majority vote of the Legg Mason, Inc. Board of Directors. Waivers of any provisions of this Code may be granted in writing by Legg Mason’s General Counsel, except that any waiver of a provision of this Code sought by a director or executive officer of Legg Mason, Inc. may be granted only by the Nominating and Corporate Governance Committee of the Board of Directors. In considering any request for a waiver of this Code, Legg Mason’s General Counsel will consult with appropriate senior management. Any changes to or waivers of this Code will, to the extent required, be disclosed as required by applicable rules and regulations of the SEC and the New York Stock Exchange.

XVI.	Other Policies

Covered Persons should be aware that Legg Mason has adopted other policies and procedures that apply to directors, officers or employees of Legg Mason and all subsidiaries, which are not part of this Code. These policies include:

•	a policy on trading in Legg Mason securities,

•	a policy on compliance with copyrights of third parties,

•	an Equal Employment Opportunity Policy,

•	a Diversity Policy,

•	a Harassment and Discrimination Policy,

•	a Workplace Violence Policy, and

•	an Anti-Corruption Policy.

XVII.	General

The Code does not constitute a contract between the Company and any person or entity and does not, and shall not be interpreted to, create any rights for any person or entity other than the Company. Nothing in this Code shall be construed as altering the employment relationship between the Company or any employee or as granting any employee employment for any set period of time.

Adopted by the Company’s Board of Directors on 4/20/04; amended by the Board on 7/18/06, 10/27/09, 10/26/10, and 7/26/11.

Applicability of Legg Mason, Inc. Policies and Procedures

From time to time, Legg Mason, Inc. may adopt company wide policies and procedures. Western Asset employees are also subject to Legg Mason, Inc. policies and procedures.

All Legg Mason, Inc. policies and procedures are available on the Legal and Compliance section of COMPASS.